For further information contact: Dennis Boyle, Senior Vice President and Chief Financial Officer (610) 644-9400

Release Date:      January 15, 2014
For Immediate Release

MALVERN BANCORP, INC. AND MALVERN FEDERAL SAVINGS BANK ANNOUNCE RESIGNATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER AND INITIATION OF SEARCH TO REPLACE HIM

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced the resignation of Ronald Anderson, President and Chief Executive Officer of the Company and the Bank, to pursue other opportunities. The Company and the Bank will immediately commence a search for his replacement. In the interim, other members of the Company’s senior executive team will carry out Mr. Anderson’s former duties and responsibilities. In addition, the Company has retained George W. Millward of the Kafafian Group, Inc. to assist management during the transition period.

F. Claire Hughes, Jr., Chairman of the Board of the Company and the Bank said, “We want to thank Ron for his service to the Company and the Bank and wish him the best in his future endeavors.”

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.